UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 4    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X]  Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

1.   Name and Address of Reporting Person
     Donald G. Blakeman
     106 Steeplechase Way
     Southern Pines, NC  28387

2.   Issuer Name and Ticker or Trading Symbol
     American Community Properties Trust ("APO")

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year
     May 1999

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer (Check all applicable)
     [ ] Director  [ ] 10% owner  [ ] Officer (give title below)  [X] Other
     (specify below)   Donald G. Blakeman resigned as Trustee
                       effective January 4, 1999

7.   Individual or Joint/Group Filing (Check applicable line)
     [X] Form Filed by One Reporting Person
     [ ] Form Filed by More than One Reporting Person


Table I  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-    3. Trans-  4. Securities Acquired (A)  5. Amount of    6. Owner-   7. Nature
                         action       action     or Disposed of (D)          Securities      ship        of
                         Date         Code                                   Beneficially    Form:       Indirect
                                                                             Owned at End    Direct      Bene-
                                                                             of Month        (D) or      ficial
                         (Month/                           A/                                Indirect    Owner-
                         Day/Year)  Code   V    Amount     D    Price                        (I)         ship
-----------------------------------------------------------------------------------------------------------------
Common Stock             5/25/99    G           200        D    $4.25     226,712         D















Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-  3. Trans-  4. Transaction  5. Number of Derivative  6. Date Exercisable
   Security                sion or     action     Code            Securities Acquired      and Expiration
                           Exercise    Date                       (A) or Disposed of (D)   Date
                           Price of                                                        (Month/Day/Year)
                           Deriva-                                                         Date      Expira-
                           tive        (Month/                                             Exer-     tion
                           Security    Day/Year)  Code    V       (A)         (D)          cisable   Date
-----------------------------------------------------------------------------------------------------------------




Table II  Derivative Securities Acquired, Disposed of, or Beneficially Owned (Continued)
-----------------------------------------------------------------------------------------------------------------
7. Title and Amount of Underlying  8. Price of     9. Number of    10. Ownership   11. Nature
   Securities                         Derivative      Derivative       Form of         of
                                      Security        Securities       Derivative      Indirect
                                                      Beneficially     Security:       Beneficial
                        Amount or                     Owned at End     Direct (D)      Ownership
                        Number of                     of Month         or Indirect
   Title                Shares                                         (I)
-----------------------------------------------------------------------------------------------------------------




Explanation of Responses:




SIGNATURE OF REPORTING PERSON


/s/ Donald G. Blakeman
--------------------------------------

DATE:  June 2, 1999